PROSPECTUS SUPPLEMENT DATED SEPTEMBER 1, 1998


(To Prospectus dated October 30, 1997)




                                    CYMER, INC.

                                 U.S. $172,500,000

       3 1/2%/7 1/4% Step-Up Convertible Subordinated Notes due August 6, 2004
                                        and
              Shares of Common Stock Issuable Upon Conversion Thereof


                         _________________________________



This Prospectus Supplement together, with the Prospectus, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their succcessors in connection with the offer and sale of the above referenced securities.

The section entitled "Selling Securityholders" commencing on page 34 of the Prospectus is hereby amended to include the following table:


                              SELLING SECURITYHOLDERS

-------------------------------------------------------------------------------------------
                                                     PRINCIPAL AMOUNT    NUMBER OF SHARES
                                                         OF NOTES        OF COMMON STOCK
          SELLING SECURITYHOLDER                       BENEFICIALLY        BENEFICIALLY
                                                    OWNED AND OFFERED   OWNED AND OFFERED
                                                          HEREBY          HEREBY (1)(2)
-------------------------------------------------------------------------------------------
 Canadian Imperial Holdings, Inc (3).............        3,496,500              74,393

 Mainstay Strategic Value Fund...................          250,000               5,319

 Mainstay Convertible Fund (4)...................        4,500,000              95,744

 Morgan Stanley Dean Witter (5)..................        3,250,000              69,148

 Transamerica Premier High Yield Bond Fund.......        1,000,000              21,276

 Transamerica Life Insurance & Annuity Co........        7,000,000             148,936

 Transamerica Occidental Life Insurance Co.......        1,500,000              31,914

(1)  Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $47.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(3) Represents additional Notes and Shares being registered by the Selling Securityholder.

(4) Voting or investment power with respect to the Notes and Shares being registered hereby is shared with Mackay-Shields Financial Corp.

(5) Within the past three years, Morgan Stanley Dean Witter has acted as an underwriter of securities of the Company.